Exhibit 10.1.3

PETMED EXPRESS, INC.
2024 INDUCEMENT INCENTIVE PLAN
RESTRICTED STOCK AWARD

[PARTICIPANTID]
[FIRSTNAME] [LASTNAME]

Dear [NAME]:

You have been granted an award (this “Award”) of shares of common stock of PetMed Express, Inc. (the “Company”) constituting a Restricted Stock Award under the PetMed Express, Inc. 2024 Inducement Incentive Plan (the “Plan”), effective as of the Grant Date, with the terms and conditions set forth below. Capitalized terms used in this Award and not defined shall have the meanings given in the Plan.

Grant Date:	[GRANT DATE]

Vesting Commencement Date:	[VESTING COMMENCEMENT DATE]

Number of Shares of Restricted Stock (“Restricted Shares”):	[SHARES GRANTED]

Vesting Schedule:	[___] of the Restricted Shares will vest on each of the first [___] anniversaries of the Vesting Commencement Date, provided you are continuously employed by, or in service with, the Company or an Affiliate until the applicable vesting date.

	Restricted Stock Shares	Vesting Date(s)

If your employment or service with the Company and its Affiliates terminates (voluntarily or involuntarily) before the Restricted Shares are fully vested for any reason other than due to your death or Disability, all then-unvested Restricted Shares will be immediately and automatically forfeited on the date of such termination. If your employment or service with the Company and its Affiliates terminates before the Restricted Shares are fully vested due to your death or Disability, the then-unvested Restricted Shares will immediately be deemed vested full.

Notwithstanding the terms of Section 18 of the Plan, the Restricted Shares will not vest upon a Change of Control unless the Administrator, in connection with such Change of Control, expressly provides for the vesting of such Restricted Shares.

Release of Shares:	Unless otherwise determined by the Company, the Restricted Shares will be held in an account at the Company’s transfer agent pending vesting. As soon as practical after any Restricted Shares vest, the applicable restrictions on the Restricted Shares will be removed and such Shares will be issued according to your instructions.

Transferability of Restricted Shares:	You may not sell, transfer or otherwise alienate or hypothecate this Award or any of your Restricted Shares until they are vested. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a stockholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Award that will remain effective after such Shares have vested.

Voting and Dividends:	While the Restricted Shares are subject to forfeiture, you may exercise full voting rights so long as the applicable record date occurs before you forfeit the Restricted Shares. Any dividends or other distributions paid with respect to the Restricted Shares for which the record date occurs before you forfeit the Restricted Shares will be held in the custody of the Company and will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award that apply to the Restricted Shares with respect to which such dividends or other distributions were made. All such dividends or other distributions shall be paid to you within 45 days following the full vesting of the Restricted Shares with respect to which such dividends or other distributions were made.

Market Stand-Off:	In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

Taxes:	You understand that you (and not the Company or any Affiliate) shall be responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Award. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

You understand that you may alter the tax treatment of the Shares subject to this Award by filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). Such election may be filed only within thirty (30) days after the grant date of this Award. You should consult with your tax advisor to determine the tax consequences of acquiring the Shares and the advantages and disadvantages of filing the Code Section 83(b) election. You acknowledge that it is your sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b), even if you request the Company or its representatives to make this filing on your behalf.

To the extent that the receipt or the vesting of the Restricted Shares, or the payment of dividends or other distributions on the Restricted Shares, or any other event, results in income to you for federal, state or local income tax purposes, except as otherwise provided in the following paragraph, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, vesting, payment or other event, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

If you do not make an election under Code Section 83(b) in connection with this Award, then, to the extent permitted by the Company at the time a tax withholding requirement arises, you may satisfy the withholding requirement in whole or in part, by electing to have the Company withhold for its own account that number of Restricted Shares otherwise deliverable to you from escrow hereunder on the date the tax is to be determined having an aggregate Fair Market Value on the date the tax is to be determined equal to the tax that the Company must withhold in connection with the vesting of such Restricted Shares; provided that the amount so withheld shall not exceed the maximum statutory rate to the extent necessary to avoid an accounting charge. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable vesting date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Miscellaneous:
•Neither the Plan nor the grant of this Award shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of the Company or any of its Affiliates for any period of time, or at any particular rate of compensation.

•The Plan and this Award constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof. You expressly warrant that you are not accepting this Award in reliance on any promises, representations, or inducements other than those contained herein.

•By accepting this Award, you agree not to sell any Shares acquired in connection with this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.

•As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Award or the Plan and any determination made by the Administrator pursuant to this Award shall be final, binding and conclusive.

•Subject to the terms of the Plan, the Administrator may modify or amend this Award without your consent as permitted by Section 15(c) of the Plan or: (i) to the extent such action is deemed necessary by the Administrator to comply with any applicable law or the listing requirements of any principal securities exchange or market on which Shares are then traded; (ii) to the extent the action is deemed necessary by the Administrator to preserve favorable accounting or tax treatment of this Award for the Company; or (iii) to the extent the Administrator determines that such action does not materially and adversely affect the value of this Award or that such action is in the best interest of you or any other person who may then have an interest in this Award.

•This Award may be executed in counterparts.

This Award is granted under and governed by the terms and conditions of the Plan. The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Award and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Award.

BY ACCEPTING THIS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

PETMED EXPRESS, INC.                    PARTICIPANT

By:    _______________________                ___________________________
    [EXECUTIVE]                        [EMPLOYEE]
    [POSITION]

Date:     _______________________
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